GERSTEN SAVAGE LLP	600 Lexington Avenue New York, NY 10022-6018 T: 212-752-9700 F-212-980-5192 INFO@GSKNY.COM WWW.GSKNY.COM

December 9, 2009

Robert Dultz, Chief Executive Officer
USCORP
4535 W. Sahara Ave., Suite 200
Las Vegas, NV 89102

Re:  Legal Opinion for S-8 Registration Statement

Dear Mr. Dultz:

At your request, we have examined the form of Registration Statement which USCORP (the “Company”) is filing with the Securities and Exchange Commission, on Form S-8 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of your Common Stock (the “Stock”) issuable pursuant to satisfaction of conditions set forth in the 2009 Stock Incentive Plan of the Company (the “Stock Incentive Plan”).

In rendering the following opinion, we have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

1. Certificate of Incorporation of the Company, as amended to date;

2. Bylaws of the Company, as amended to date;

3. Resolutions adopted by the Board of Directors of the Company authorizing entry into a 2009 Stock Incentive Plan; and

4. Such other documents and matters as we deemed necessary

We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is our opinion that the Stock to be issued under the Stock Incentive Plan, subject to effectiveness of the Registration Statement and compliance with applicable laws, and pursuant to the Stock Incentive Plan as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable..

We express no opinion as to compliance with the securities or “blue sky” laws of any state in which the Stock is delivered pursuant to the USCorp Stock Incentive Plan or is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of the issuance of the Stock.

We consent to the filing of this Opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction’s securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By rendering this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1993, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated there under.

The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Very truly yours,

/s/ Gersten Savage LLP
Gersten Savage LLP